EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2018, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2017. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

May 24, 2018